UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

April 18, 2005

TOYOTA MOTOR CREDIT CORPORATION

(Exact name of registrant as specified in its charter)

California	1-9961	95-3775816

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19001 S. Western Avenue Torrance, California		90501

(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:	(310) 468-1310

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

As disclosed in Toyota Motor Credit Corporation’s (“TMCC”) previously filed SEC Reports, TMCC maintains a Euro Medium-Term Note Program (the “EMTN Program”) which provides for the issuance, from time to time, of debt securities in the international capital markets. The maximum aggregate principal amount authorized to be outstanding at any time is U.S. $20 billion, or the equivalent in other currencies. Under the EMTN Program, TMCC may issue unsecured notes (“notes”) with such terms, including currency, rate and maturity, as agreed by TMCC and the purchasers of such notes at the time of sale. The notes are issued pursuant to the terms of a Fourth Amended and Restated Agency Agreement, dated October 1, 2002, as amended by Amendment No. 1 dated September 30, 2003 and Amendment No. 2 dated September 29, 2004, by and among TMCC, JPMorgan Chase Bank, London Branch and the other paying agents named therein.

Notes are issued under the EMTN Program pursuant to Regulation S under the Securities Act of 1933, as amended (the “Act”), are not registered under the Act, and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons absent registration or an applicable exemption from the registration requirements of the Act.

Since December 31, 2004, TMCC has issued the equivalent of approximately U.S. $1.6 billion fixed and floating rate notes under the EMTN Program. These notes were issued in U.S dollars, euros, British pounds sterling and Australian dollars, had terms to maturity ranging from approximately 2 years to approximately 10 years, and had interest rates at the time of issuance ranging from 2.09% to 5.41%.

As of April 18, 2005 and after consideration of the notes discussed above, approximately U.S. $14.3 billion (or its equivalent in other currencies) in note principal amounts remain outstanding under the EMTN Program, leaving approximately U.S. $5.7 billion (or its equivalent in other currencies) available for issuance under this Program.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOYOTA MOTOR CREDIT CORPORATION

Date: April 21, 2005	By:	/S/ JOHN F. STILLO
John F. Stillo
Vice President and

Chief Financial Officer